Exhibit 16.1

March 23, 2016

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Dears Sirs/Madams:

We have read item 4.01 of Form 8-K, dated March 21, 2016, of Ultralife Corporation. We agree with the statements made in the second, third, and fourth paragraphs of (a) Former independent registered public accounting firm on page 2 therein. We have no basis on which to agree or disagree with other statements of the registrant contained therein.

/s/ Bonadio & Co., LLP

BONADIO & CO., LLP

Pittsford, NY

171 Sully’s Trail, Suite 201 Pittsford, New York 14534 p (585) 381-1000 f (585) 381-3131 www.bonadio.com

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